EXHIBIT 99.1

Warren Resources Announces Third Quarter 2011 Financial and Operating Results

Third-Quarter Highlights:

  Oil and gas revenues of $26 million, up 13% over third quarter of 2010
  Oil and gas production increases 4% on a BOE basis for the third quarter of 2011, compared to the trailing second quarter of 2011
  Net income increases to $10.2 million, compared with $4.3 million in the third quarter of 2010
  Third quarter earnings of $0.14 per diluted share, compared to $0.06 per diluted share in 2010
  Crude oil realized price of $88.79 per barrel, with gross margin of $70.89 per barrel

NEW YORK, Nov. 8, 2011 (GLOBE NEWSWIRE) -- Warren Resources, Inc. (Nasdaq:WRES) today reported its third quarter 2011 financial and operating results. Warren reported net income of $10.2 million, or $0.14 per basic and diluted share (including a gain on derivative financial instruments of $4.0 million), compared to net income of $4.3 million, or $0.06 per basic and diluted share (including a loss on derivative financial instruments of $0.7 million) for the third quarter of 2010.

Third Quarter of 2011 Results

Warren's oil and gas revenues increased 13% to $26 million for the third quarter of 2011, compared to $23.1 million in the third quarter of 2010. This increase primarily resulted from higher realized sales prices for oil in the third quarter of 2011 compared to the third quarter of 2010.

The Company's total oil and natural gas production for the quarter ended September 30, 2011 increased by 4% to 449,000 barrels of oil equivalent ("BOE"), compared to 430,000 BOE in the second quarter of 2011, but decreased 5% compared to 474,000 BOE in the third quarter of 2010. In the third quarter of 2011, Warren produced 232,000 net barrels of oil and 1.30 billion cubic feet ("Bcf") of natural gas, compared to 265,000 net barrels of oil and 1.25 Bcf of natural gas in the third quarter of 2010.

The average realized price per barrel of oil for the three months ended September 30, 2011 and 2010 was $88.79 and $68.87, respectively. Additionally, the average realized price per thousand cubic feet ("Mcf") of gas for the three months ended September 30, 2011 and 2010 was $4.18 and $3.87, respectively. These realized commodity prices exclude the cash effect of derivative activities. The net gain on derivative financial instruments was $4.0 million during the three months ended September 30, 2011, which was comprised of a $4.4 million realized loss on oil and gas commodity price derivatives and an $8.4 million unrealized mark-to-market, non-cash gain on oil and gas commodity price derivatives.

Total operating expenses increased 11% to $19.2 million during the third quarter of 2011, compared to $17.3 million during the third quarter of 2010. Lease operating expenses and taxes ("LOE") increased by 3% to $7.9 million in the third quarter of 2011, compared to $7.7 million during the same period in 2010. This was primarily attributable to increased property taxes in California, which resulted from higher valuations due to higher oil prices. This increase also resulted from increased transportation costs in the Company's Atlantic Rim project in Wyoming. Anadarko Petroleum Corp., the Operator, is marketing Warren's Atlantic Rim gas and charging an additional transportation fee. Consequently, Warren received higher realized natural gas price per Mcf during the quarter.

Depreciation, depletion and amortization ("DD&A") expenses increased 36% to $7.6 million for the three months ended September 30, 2011, compared to $5.6 million in the same period in 2010. This increase resulted from higher estimated future development costs. DD&A per BOE was $16.94 for the third quarter of 2011, which includes depreciation of $0.60 per BOE attributable to the Company's new drilling rig.

General and administrative ("G&A") expenses decreased by 8% to $3.7 million for the third quarter of 2011, compared to $4.0 million for the third quarter of 2010. This was primarily due to a decrease in an annual incentive compensation accrual of $0.4 million for the three months ended September 30, 2011 compared to the same period in 2010.

Total cash flow from operating activities decreased by 24% to $12.2 million in the third quarter of 2011, compared to $16.1 million in the third quarter of 2010. This decrease primarily resulted from a realized loss of $4.4 million on oil commodity derivatives in the quarter.

Interest expense decreased 16% to $0.7 million for the third quarter of 2011, compared to $0.9 million for the third quarter of 2010. This resulted from a decrease in outstanding borrowings during the third quarter of 2011 compared to the same period in 2010.

Debt and Liquidity

The Company's senior credit facility has a borrowing base of $120 million, with $50.5 million of borrowing capacity available at September 30, 2011. At September 30, 2011, Warren was, and currently is, in full compliance with all covenants under its senior credit facility. The Company is currently undergoing its regular semi-annual borrowing base redetermination which should be completed during November 2011.

Management Comment

Mr. Norman F. Swanton, Chairman and CEO of Warren, commented, "Our oil and gas revenues rose 13% during the quarter due to significantly higher oil price realizations in California. Our local prices are closely tracking Brent crude oil prices, which boosted our operational margins during the quarter to $71 per barrel.

Additionally, we are on target to execute our 2011 capital plan due to the recent mobilization of our second drilling rig in the Wilmington oil field in California. Consequently in 2011, we plan to drill 20 horizontal and sinusoidal producing wells in the Wilmington Townlot Unit ("WTU") and 25 gross (10.3 net) coalbed methane obligation wells under the Spyglass Hill Unit in the Atlantic Rim project in Wyoming.

As a result of our successful horizontal and sinusoidal drilling results in the Tar, Ranger and Upper Terminal oil reservoirs and the recent initial promising logs from drilling the Ford and 237 oil reservoirs, we should be in a good position to develop a long term drilling program for our two Wilmington Units commencing with the year-end 2011 reserve review. We have also been actively working to update our resource assessment of our Niobrara oil shale prospect in the Washakie Basin in Wyoming and are encouraged by our preliminary geological study.

We have achieved most of our regulatory goals and it appears to us that the prospects for longer term solutions to oil industry issues in California will become more favorable. We are also pleased to announce that Warren was awarded the prestigious 2011 Independent Company Chairman's Stewardship Award from the Interstate Oil & Gas Compact Commission for positive environmental stewardship. The award, signed by the Governor of Oklahoma, Mary Fallin, recognized Warren's innovative drilling cellars project at the Wilmington Townlot Unit in California, as quoted, an example of a company that goes beyond the basic mandates of law and regulation to protect and enhance our nation's natural resources."

Operational Update

Wilmington Oil Field in the Los Angeles Basin in California

During the third quarter the Company drilled and completed 5 wells in the WTU, consisting of one sinusoidal horizontal well in the Ranger formation, one sinusoidal horizontal well in the Upper Terminal "Hx" sand formation and three wells in the Tar formation. On September 26, 2011 the Company also commenced drilling a sinusoidal horizontal well in the Upper Terminal "J" sand formation, and on October 6, 2011 the Company began drilling its first well into the deeper Ford formation.  During the quarter, Warren spent approximately $13 million on drilling and completion activities and $2 million on infrastructure costs in the WTU.

The new well in the Ranger formation was placed on production on July 26th, and the 30 day initial production rate was about 70 barrels of oil per day ("BOPD"). The well is currently producing approximately 60 BOPD. The second well was drilled to the Tar formation in a new fault block and initially averaged approximately 165 BOPD. This is the second Tar well drilled in this fault block, which further confirms new reserves. The third well was also a Tar well and initially averaged approximately 185 BOPD. The fourth well was drilled to the Upper Terminal "Hx" sand, and was placed on production on September 28th. The 30 day initial production rate was approximately 44 BOPD. The fifth well was drilled to the Tar formation. The well was placed on production on October 7th and initially produced approximately 120 BOPD. The Upper Terminal "J" sand formation was placed on production on October 19th and has initial production of approximately 37 BOPD. The new Ford formation well was drilled through the deeper 237 formation in order to obtain modern log data through the deeper zones. Results of the logs justified completing the well in both the 237 and the Ford zones and this well should be placed on production within a week. A second Ranger well was completed in late October and is currently averaging approximately 96 BOPD after one week of production.

Net oil production for the third quarter of 2011 totaled 232,000 net barrels (2,523 BOPD).  This represents a 13% decrease from the 265,000 net barrels of oil produced in the third quarter of 2010. LOE in California for the third quarter of 2011 averaged $17.90 per net barrel of oil, including taxes.

For the year 2011, Warren has drilled and completed 11 new wells in the WTU, consisting of five Tar wells, three Upper Terminal wells, two Ranger wells, and one Ford well. Thirty day initial production rates for each of the new Tar wells averaged just over 170 barrels of oil per day. These new Tar wells typically experience a 50% to 60% reduction in producing rates after a few months, which is a normal decline. The three new Upper Terminal wells averaged about 50 barrels of oil per day initially and have experienced minimal decline to date. Initial production rates for the two new Ranger wells averaged just over 80 BOPD. Two additional new Tar wells should be completed and placed on production this week.

The Company's drilling rig, which commenced operations in March 2011, performed without any mechanical problems during the third quarter. As previously reported, Warren had experienced significant startup issues with some of the major rig components. All those components have been repaired or replaced and a comprehensive maintenance program is under development.

During the third quarter, the Company contracted for a second drilling rig for the WTU, which was mobilized and operational in mid-September. The addition of this new rig will allow Warren to drill up to 20 wells in the WTU during 2011. The newly contracted rig will then move to the Company's North Wilmington Unit ("NWU") to commence drilling in the first quarter of 2012. Additionally, commencing in the first quarter of 2012, the Company will be performing 3-D seismic mapping of the WTU geological formations at a cost of approximately $3.6 million.

Warren's 2011 California capital expenditure budget is $60 million. The Company's WTU capital budget consists of $39 million for drilling 20 new wells, $7 million for facilities improvements and $7 million related to rig assembly and modification costs.  Warren plans to drill up to 9 wells in the Tar formation, 5 sinusoidal horizontal wells in the Ranger formation, 4 sinusoidal horizontal wells in the Upper Terminal formation and 2 wells in the deeper, light-oil Ford formation at the WTU in 2011. Warren owns 99% of the working interest in the WTU.

As earlier reported, Warren received approval from the California Division of Oil, Gas and Geothermal Resources ("DOGGR") on June 10, 2010 to commence water injection into a Tar water injection well. As a result of this approval, the Company has no WTU wells shut in for water control. The DOGGR continues to be slow in approving new water injection wells for all operators in California. Warren has several additional water injection applications pending with the DOGGR and hopes to receive approvals later this year.

Warren has budgeted $7 million for infrastructure improvements in the NWU in 2011. The Company has previously obtained all necessary permits from the AQMD for the NWU and expects to commence a drilling program in the NWU in early 2012. Warren owns 100% of the working interest in the NWU.

Atlantic Rim Coalbed Methane Project in the Eastern Washakie Basin, Wyoming

Warren's 2011 Wyoming capital expenditure budget is $11 million.  During the third quarter, Warren spent approximately $6 million on drilling, completion, gathering, treating and infrastructure costs.

During the third quarter of 2011, Warren participated in the drilling of 25 gross (10.3 net) new coalbed methane ("CBM") wells in the Spyglass Hill Unit. All 25 Spyglass Hill Unit wells have been drilled and cased and currently 10 wells have been placed on production. These new wells are in the de-watering stage. The remaining wells are in the process of being completed. Warren also participated in drilling 1 CBM well (0.08 net) in the Catalina unit.

During the third quarter of 2011, gross gas production from the Sun Dog Unit was 1.7 Bcf, compared to 1.6 Bcf during the third quarter of 2010, representing an increase of 7%. Warren's working interest in the Sun Dog Unit is approximately 42%.

For the third quarter of 2011, gross gas production from the Doty Mountain Unit was 1.3 Bcf, compared to 1.2 Bcf during the third quarter of 2010, representing an increase of 12%. The increase resulted from successful one and two stage well fracture stimulation procedures. Warren's working interest in the Doty Mountain Unit is approximately 40%.

During the third quarter of 2011, gross gas production from the Catalina Unit in the Atlantic Rim project was 2.1 Bcf, compared to 2.2 Bcf during the third quarter of 2010, representing a decrease of 7%. Currently, the Company owns an approximate 8% working interest in the Catalina Unit. We expect our working interest to increase to approximately 16% when the unit is developed on our acreage.

Niobrara Shale Formation in Wyoming

Warren owns certain deep rights in a portion of the Atlantic Rim area, including approximately 77,000 net acres that are potentially prospective for Niobrara Shale oil and other deep formations. The acreage is primarily located in the southern portion of the Eastern Washakie Basin in Wyoming and is adjacent to the Colorado border. The Company has concluded a regional geological study of its Niobrara acreage and is currently considering the best options for development.

Warren also owns certain leases covering approximately 29,000 gross acres (21,500 net acres) of shallow and deep rights that are located outside of the Spyglass Hill Unit discussed above. This acreage is included in the 77,000 net acres discussed above. The Company is currently evaluating whether it will attempt to extend those leases or allow them to expire over the new few years.

2011 GUIDANCE

Warren provides the following forecast for net production and capital expenditures based on the information available at the time of this release. Please see the forward-looking statement at the end of this release for more discussion of the inherent limitations of this information.

	Fourth Quarter ending	Year ending
	December 31, 2011	December 31, 2011
Oil (MBbl)	250 - 260	915 - 925
Gas (MMcf)	1,250 – 1,350	4,970 - 5,070
Oil Equivalent (MBOE)	458 - 485	1,743 – 1,770
Capex Budget (in millions)	$26	$71

Financial and Statistical Data Tables

Following are financial highlights for the comparative quarters ended September 30, 2011 and 2010. All production volumes and dollars are expressed on a net revenue interest basis.

Warren Resources, Inc.
Consolidated Statements Of Operations
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(in thousands, except per share information)		(in thousands, except per share information)
Operating Revenues
Oil and gas sales	$26,018	$23,117	$76,091	$65,688

Operating Expenses
Lease operating expenses and taxes	7,894	7,666	24,335	21,632
Depreciation, depletion and amortization	7,604	5,608	20,582	15,531
General and administrative	3,684	4,003	10,847	11,617
Total operating expenses	19,182	17,277	55,764	48,780
Income from operations	6,836	5,840	20,327	16,908
Other income (expense)
Interest and other income	27	97	62	225
Interest expense	(749)	(896)	(2,093)	(2,649)
Gain (loss) on derivative financial instruments	4,001	(746)	266	5,517
Total other income (expense)	3,279	(1,545)	(1,765)	3,093
Income before income taxes	10,115	4,295	18,562	20,001
Deferred income tax benefit	(69)	(25)	(76)	(68)
Net income	10,184	4,320	18,638	20,069

Less dividends and accretion on preferred shares	3	3	8	16

Net income applicable to common stockholders	$10,181	$4,317	$18,630	$20,053

Income per share - Basic	$0.14	$0.06	$0.26	$0.29
Income per share - Diluted	$0.14	$0.06	$0.26	$0.28

Weighted average common shares outstanding – Basic	70,877	70,464	70,812	70,305
Weighted average common shares outstanding – Diluted	71,951	71,548	72,066	71,356

Production:
Gas - MMcf	1,303	1,251	3,720	3,484
Oil - MBbls	232	265	665	729
Total Equivalents (MBoe)	449	474	1,285	1,309

Realized Prices:
Gas - Mcf	$4.18	$3.87	$4.15	$4.29
Oil - Bbl	$88.79	$68.87	$91.21	$69.65
Total Equivalents (Boe)	$57.96	$48.79	$59.23	$50.17

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(in thousands)		(in thousands)
Net cash flow provided by operating activities:
Cash flow from operations	$12,229	$16,137	$32,185	$33,796
Changes in working capital accounts	(715)	(3,520)	(1,812)	(2,187)
Cash flow from operations before working capital changes	$11,514	$12,617	$30,373	$31,609

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the Company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. A number of factors can and will cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. Some factors that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to, changes in oil and gas prices, the availability of capital and credit market conditions, changes in expected levels of oil and gas reserve estimates and production estimates, the timing and results of drilling and other development activities, operating hazards, unsuccessful exploratory activities, planned capital expenditures, unexpected cost increases, the availability and cost of obtaining equipment and technical personnel, risks associated with the availability of acceptable transportation arrangements and the possibility of unanticipated operational problems, governmental and environmental regulations and permitting requirements and delays, potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation;  delays in completing production, treatment and transportation facilities, higher than expected development and production costs and other expenses, and general domestic and international economic and political conditions, as well as changes in tax, environmental and other laws applicable to our business. All forward-looking statements are made only as of the date hereof and, unless legally required, the Company undertakes no obligation to update any such statements, whether as a result of new information, future events or otherwise. Further information on risks and uncertainties that may affect Warren's operations and financial performance, and the forward-looking statements made herein, is available in the Company's public filings with the Securities and Exchange Commission (www.sec.gov), including its Annual Report on Form 10-K under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

About Warren Resources

Warren Resources, Inc. is an independent energy company engaged in the exploration, development and production of domestic oil and natural gas reserves. Warren's activities are primarily focused on oil in the Wilmington field in California and natural gas in the Washakie Basin in Wyoming.

CONTACT: Warren Resources, Inc.
         Media Contact: David Fleming, 212-697-9660